UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.           )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Nabriva Therapeutics plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Nabriva Therapeutics Adjourns Extraordinary General Meeting of Shareholders on January 18, 2022

— Meeting to Reconvene on March 24, 2022 —

DUBLIN, Ireland and FORT WASHINGTON, Pa., January 18, 2022 — Nabriva Therapeutics plc (NASDAQ: NBRV), a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections, today announced that it adjourned, without conducting any business, its extraordinary general meeting of shareholders (EGM) on January 18, 2022 to allow the Company to solicit from its shareholders the additional proxies necessary to obtain approval of the proposal described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 22, 2021 (Proxy Statement). The EGM will reconvene on Thursday, March 24, 2022, beginning at 5:00 p.m. Irish time (12:00 p.m., U.S. Eastern Time) at 25-28 North Wall Quay, Dublin 1, Ireland.

The original record date for determining shareholders entitled to vote at the EGM was November 19, 2021. In connection with the reconvening of the EGM on March 24, 2022, the Company has established the close of business on February 18, 2022 as the new record date for determining shareholders entitled to vote at the EGM or any adjournments or postponements thereof.

If you were not a shareholder on November 19, 2021, but become a shareholder at or prior to the close of business on February 18, 2022, you will be able to cast your vote by signing, dating and returning the proxy card in the postage-paid envelope that will be provided or via telephone or the Internet by following the instructions that will be included in the proxy card to be sent to shareholders entitled to vote at the EGM.

If you were a shareholder on November 19, 2021 and continue to hold your shares through the close of business on February 18, 2022:

•	If you have previously voted your shares and do not wish to change your vote, no action is necessary. Unless we receive instructions from you to the contrary, we will vote your shares according to your instructions on your previously submitted proxy card or pursuant to your voting instructions previously submitted via telephone or the Internet.

•	If you have previously voted your shares and wish to change your vote or apply your previously submitted vote instructions to shares acquired since the original record date, you may do so by following the instructions on the proxy card that will be sent to shareholders entitled to vote at the EGM. You will be able to cast your vote by signing, dating and returning the proxy card in the envelope that will be provided, or via telephone or the Internet following the instructions on the proxy card.

•	If you did not previously vote your shares, please take a moment to vote your shares. You will be able to cast your vote by signing, dating and returning the proxy card in the envelope that will be provided, or via telephone or the Internet by following the instructions on the proxy card that will be sent to shareholders entitled to vote at the EGM.

To vote shares held in “street name,” holders will need to follow the directions that will be provided by their brokerage firms. No changes have been made to the proposal to be voted on by shareholders at the EGM. The Proxy Statement is available at https://www.sec.gov/ and at www.proxyvote.com.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections. Nabriva Therapeutics received U.S. Food and Drug Administration approval for XENLETA® (lefamulin injection, lefamulin tablets), the first systemic pleuromutilin antibiotic for community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics is also developing CONTEPO™ (fosfomycin) for injection, a potential first-in-class epoxide antibiotic for complicated urinary tract infections (cUTI), including acute pyelonephritis. Nabriva entered into an exclusive agreement with subsidiaries of Merck & Co. Inc., Kenilworth, N.J., USA to market, sell and distribute SIVEXTRO® (tedizolid phosphate) in the United States and certain of its territories.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about the date on which the EGM will reconvene and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties regarding the solicitation of proxies and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the SEC. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments may cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACTS:

For Investors
Kim Anderson
Nabriva Therapeutics plc
IR@Nabriva.com

For Media
Andrea Greif
Ogilvy
andrea.greif@ogilvy.com
914-772-3027